Contact: Mary Green, Media Relations - (914) 244-5595

          Reader's Digest Announces Management Changes

PLEASANTVILLE, NY, SEPTEMBER 8, 1997 -- The Reader's Digest Association, Inc. (NYSE: RDA, RDB) today announced a number of senior appointments designed to strengthen its management team in its core business areas, reinforce its direct marketing expertise and better position the company to assess and take advantage of new business opportunities:

John Bohane, 61, will become senior vice president and president of the international operations of Reader's Digest, reporting to George V. Grune, chairman and chief executive officer. Bohane was president and chief executive officer of the Newfield Publications Inc. educational publishing and direct marketing subsidiary of K-III Communications from 1994 until its sale in 1995. He has also served as vice president of Time Warner's corporate database marketing. From 1964 to 1991 Bohane worked at Reader's Digest, holding a number of U.S. and international management positions including president of the U.S. direct marketing group.

Peter J. Davenport, 57, will rejoin the company as senior vice president of global marketing, a position he held at the company from 1991 until his retirement in March of this year. In his 35 years with Reader's Digest, Davenport has served as vice president, deputy director-international operations and vice president of international marketing. Beginning his career with Reader's Digest Canada, he has also served in senior marketing and management roles with Reader's Digest in the United Kingdom and Australia. He will report to Bohane.

Marcia M. Lefkowitz, 53, will become a senior vice president of the company and president of Reader's Digest U.S.A. Lefkowitz has 30 years of experience with Reader's Digest, serving most recently as a senior consultant. From 1993 to 1995, she was vice president in charge of U.S. marketing. During her career at Reader's Digest she has also held the positions of U.S. circulation director and vice president of global business development and corporate planning. She will report to Grune.

These appointments are effective immediately.

"We are delighted that these fine executives have agreed to play important roles in the future of Reader's Digest, working with the rest of our management and employees to revitalize our core operations and identify, assess and seize new opportunities for our business," said Grune. "John, Peter and Marcia bring tremendous talent, experience and impressive track records in a wide range of areas critical to our profitable growth, including direct marketing, global business development and corporate planning."

Reader's Digest also announced the departures from the company of Glenda K. Burkhart, senior vice president, strategic planning and human resources, Paul A. Soden, senior vice president, general counsel and secretary and Stephen R. Wilson, executive vice president and chief financial officer.

In addition, the following individuals have been appointed to new positions reporting to Grune:

George S. Scimone, 50, a vice president who for the past 11 months has served as president of Reader's Digest U.S.A., will serve as chief financial officer. Scimone joined the company as vice president and controller two years ago, after 27 years in finance positions at General Electric. From 1990 until his departure from General Electric in 1995, he was chief financial officer of the GE Electrical Distribution and Control business.

Richard A. Garvey, 49, currently vice president and president, global marketing and new channels, will become senior vice president of corporate planning and new business development. Garvey joined Reader's Digest in 1996, following 20 years at LEGO Systems, Inc. where he served most recently as vice president of marketing and a member of the executive committee, as well as a member of the board of directors of LEGO Canada/Mexico. He began his career in marketing and brand management at The Quaker Oats Company.

Suzanne K. Pilnick, 42, currently vice president, human resources, global marketing and new channels, will become the acting vice president of human resources for The Reader's Digest Association. During her 16-year career at Reader's Digest, Pilnick also served as vice president of human resources for the U.S. company and director, international human resources, for Reader's Digest Europe.

Clifford H.R. DuPree, 47, currently associate general counsel and assistant secretary, will become acting corporate secretary. DuPree joined Reader's Digest in 1992 after serving as vice president, associate general counsel and secretary of Terra Chemicals International, Inc. He has also practiced law with the firm of Chadbourne & Parke.

The Reader's Digest Association, Inc. is the preeminent global publisher and direct marketer of magazines, books, music, videos and new media products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Global headquarters is in Pleasantville, New York.


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